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                                                                     EXHIBIT 11



                         VIRAGEN, INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS
                                   (UNAUDITED)

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

                                                              Three Months Ended                       Nine Months Ended
                                                                  March 31,                                March 31,
                                                      -----------------------------------     -------------------------------------
                                                           1999                1998                1999                 1998
                                                      ----------------    ---------------     ----------------    -----------------
BASIC AND DILUTED

Weighted average shares outstanding                      64,670,527          52,342,364           57,648,132          49,766,591
                                                      ================    ===============     ================    =================

Net Loss                                                $(2,674,903)        $(2,084,989)         $(7,490,642)        $(5,357,535)
     Deduct required dividends on convertible
     preferred stock, Series A                                  663                 663                1,988               1,988
     Deduct required dividends on convertible
     preferred stock, Series D                                   --                  --                   --             169,221
     Deduct required dividends on convertible
     preferred stock, Series E                                   --                  --                   --              65,418
     Deduct required dividends on convertible
     preferred stock, Series F                                   --              38,513                   --             230,416
     Deduct required dividends on redeemable
     preferred stock, Series G                                   --               5,420                   --              83,080
     Deduct required dividends on redeemable
     preferred stock, Series H                               37,846             242,734              676,498             242,734
     Deduct required dividends on redeemable
     preferred stock, Series I                               17,875                  --              320,581                  --
                                                      ----------------    ---------------     ----------------    -----------------

LOSS ATTRIBUTABLE TO COMMON STOCK                       $(2,731,287)        $(2,372,319)         $(8,489,709)        $(6,150,392)
                                                      ================    ===============     ================    =================

BASICAND DILUTED LOSS PER
  COMMON SHARE after deduction for
  required dividends on convertible
  preferred stock                                       $     (0.04)        $     (0.05)         $     (0.15)        $     (0.12)
                                                      ================    ===============     ================    =================


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